EXHIBIT 99.1

SOURCECORP® Announces Favorable $30 Million Settlement

DALLAS, Texas (September 27, 2005) – SOURCECORP, Inc. (NASDAQ: SRCP) a leading provider of business process outsourcing solutions and specialized high value consulting services announced today that it has settled its claims against the former owners of the Company’s operating subsidiary that was the subject of its internal investigation and financial restatement.

The terms of the settlement agreement provide that SOURCECORP would be paid $30 million consisting of (i) $20 million in cash paid immediately, (ii) 89,888 shares of SOURCECORP’s common stock (valued at the average of the closing price of the Company’s stock for the 5 days prior and 5 days after the date of the announcement of this settlement) and (iii) the remainder secured by parcels of real estate and payable within 90 days.

“We believe that this is another important step in moving beyond the Company’s restatement and focusing on our operations for the benefit of all stakeholders,” stated Mr. Ed H. Bowman, Jr., President and CEO.

The Company currently intends to use the settlement proceeds to reduce outstanding debt.

About SOURCECORP®

SOURCECORP, Incorporated provides business process outsourcing solutions and specialized high value consulting services to clients throughout the U.S. SOURCECORP focuses on business processes in information-intensive industries including commercial, financial, government, healthcare, and legal. Headquartered in Dallas, the Company serves clients throughout the United States through a network of locations in the U.S., Mexico and India.

SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index. The Company has been cited among the Top 100 Hot Growth Companies by BusinessWeek magazine (2001). SOURCECORP has also been recognized twice by Forbes magazine as one of the 200 Best Small Companies (1998, 1999), based on return equity, sales growth, and EPS growth, and by FORTUNE magazine as one of America’s 100 Fastest Growing Public Companies (1999). For more information about SOURCECORP’s solutions, including case-study examples, visit the SOURCECORP website at www.sourcecorp.com

Contact:  Barry L. Edwards, Executive Vice President and Chief Financial Officer: barryedwards@srcp.com 214.740.6690

The statements in this press release, which are not historical fact, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to, the actual amounts of funds or shares that will be received in the future in accordance with the terms of the settlement agreement described in this press release. The aforementioned risks and uncertainties include, without limitation, the risks of the settling parties’ inability to access funds committed to be paid to the Company, the Company’s potential inability to compel full performance of the settling parties’ obligations to the Company, and the potential insufficiency of the value of the real estate securing the future payment obligations, as well as the risks detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.